As filed with the Securities and Exchange Commission on April 13, 2015

Registration No. 333-118122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-1047710
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Mail Stop CF3-201

300 RadioShack Circle

Fort Worth, Texas 76102

(Address of Principal Executive Offices) (Zip Code)

RADIOSHACK CORPORATION 2004 DEFERRED STOCK UNIT PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Robert C. Donohoo

Vice President, General Counsel and Corporate Secretary

Mail Stop CF3-201

300 RadioShack Circle

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 415-3011

(Telephone number, including area code, of agent for service)

With copies to:

James E. O’Bannon

Jones Day

2727 N. Harwood Street

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On August 11, 2004, RadioShack Corporation (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-118122) (the “Registration Statement”) registering 1,000,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), and related preferred share purchase rights, for issuance under the RadioShack Corporation 2004 Deferred Stock Unit Plan for Non-Employee Directors (the “Plan”).

On February 5, 2015, the Registrant and its direct and indirect domestic subsidiaries filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. As a result of the Chapter 11 Petitions, the Registrant has terminated offers of shares of Common Stock pursuant to the Plan. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that have been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock and related preferred share purchase rights that were registered but remain unsold under the Registration Statement. Upon effectiveness hereof, no securities will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, Texas on April 13, 2015.

RADIOSHACK CORPORATION

By:		/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President, General Counsel and Corporate Secretary